Exhibit 6(j)

NUVEEN EQUITY PREMIUM INCOME FUND

NOTICE OF CONTINUANCE OF INVESTMENT SUB-ADVISORY AGREEMENT

WHEREAS, Nuveen Asset Management, a Delaware corporation (the “Manager”) and Gateway Investment Advisers, LLC, a Delaware limited liability company (the “Sub-Adviser”) have entered into a Sub-Advisory Agreement dated as of February 16, 2008 (the “Agreement”) and continued to August 1, 2009, pursuant to which the Sub-Adviser furnishes investment advisory services to Nuveen Equity Premium Income Fund; and

WHEREAS, pursuant to the terms of the Agreement, the Agreement shall continue in force from year to year after the initial effective period of two years, provided that such continuance is specifically approved (as defined in the Agreement) at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder.

NOW THEREFORE, this Notice memorializes between the parties that the Board of Trustees of Nuveen Equity Premium Income Fund, including the independent Trustees, at a meeting called in part for the purpose of reviewing the Agreement, have approved the continuance of the Agreement until August 1, 2010, in the manner required by the Investment Company Act of 1940.

Dated as of July 31, 2009

NUVEEN ASSET MANAGEMENT

By:	/s/ William T. Huffman
Managing Director

ATTEST:

/s/ Virginia O’Neal
Assistant Secretary

GATEWAY INVESTMENT ADVISERS, LLC

By:	J. Patrick Rogers
Its:	President and CEO

ATTEST:

/s/ Donna M. Brown
Secretary